EXHIBIT 99.1

LOCK-UP AGREEMENT

This AGREEMENT (the "Agreement") is made as of the 20th day of November, 2017, by _________ ("Holder") in connection with his ownership of shares of Wrap Technologies, Inc., a Delaware corporation (the "Company").

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which consideration are hereby acknowledged, Holder agrees as follows:

1.
Background.

a.
Holder is currently the beneficial owner of _____ shares of the Common Stock, $0.0001 par value, of the Company (“Common Stock”) (the “Shares”).

b.
Holder acknowledges that the Company desires that: (i) the Shares be restricted for a period of six (6) months from the date hereof (the “Restricted Period”), and that such Shares be prevented from being sold during the Restricted Period, except in compliance with the terms of this Agreement, and (ii) for the six (6) months following the Restricted Period (the “Limitation Period”) until the 12 month anniversary of the date hereof, the Holder will be limited to selling a total of that amount of Shares equal to 2% of the Company’s prior 5 day average trading volume as reported on the OTC market as of the time of such sale.

2.
Sale Restrictions. Holder hereby agrees that during the Restriction Period, the Holder will not sell, transfer or otherwise dispose of the Shares, other than in connection with an offer made to all stockholders of the Company in connection with merger, consolidation or similar transaction involving the Company. Holder further agrees that during the Limitation Period, the Holder may only sell a total of that number of Shares equal to 2% of the Company’s issued and outstanding shares of Common Stock. Holder agrees and acknowledges that the Company is authorized to and the Company agrees to place "stop orders" on its books to prevent any transfer of the Shares in violation of this Agreement.

3.
Miscellaneous.

a.
At any time, and from time to time, after the signing of this Agreement Holder will execute such additional instruments and take such action as may be reasonably requested by the Purchasers to carry out the intent and purposes of this Agreement.

b.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

c.
The restrictions on transfer described in this Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable law.

d.
This Agreement shall be binding upon Holder, its legal representatives, successors and assigns.

e.
This Agreement may be signed and delivered by facsimile, electronically and such facsimile or electronically signed and delivered Agreement shall be enforceable.

f. The Company agrees not to take any action or allow any act to be taken which would be inconsistent with this Agreement.

HOLDER

____________________________

November 20. 2017